Exhibit No. 10.17 Long-Term Time-Based Restricted Stock Unit Grant

Participant Name (First, Middle & Last)

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:	[Grant Date]
Time-Based Restricted Stock Units:	[Number of Shares Granted ]

This grant is subject to the terms of the Equity and Cash Incentive Plan (“Plan”), and the award agreement (the Plan, this grant letter, the Terms and Conditions attached as Exhibit A (including Attachment 1), and your acceptance (if any) together constitute the “Award Agreement”).

Vesting

The Restricted Stock Units will vest in accordance with the following schedule if you remain employed by the Employer through the applicable vesting date, except as described below. One share of the Company’s common stock will be distributed to you for each Restricted Stock Unit that vests, within 60 days following the applicable vesting date.

Vesting Date	Time-Based Units Vesting
Three years from Date of Grant	100.00%

Taxes

The Company will use share tax withholding to satisfy the minimum tax withholding obligations unless you provide a payment to cover the taxes.

Employment Events

The following chart is a summary of the provisions which apply to this award in connection with your termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions
▪ Voluntary Resignation	Forfeit all unvested Restricted Stock Units and accrued dividends

Event	Provisions
▪ Termination for Cause	Forfeit all unpaid (vested or unvested) Restricted Stock Units and accrued dividends
▪ ”55 / 5” Rule Termination (55 years of age or older with 5 years of service) ▪ Involuntary Termination

If termination occurs after 10 months following the Date of Grant, Restricted Stock Units and accrued dividends vest pro-rata based on the period of employment; otherwise, unvested Restricted Stock Units and accrued dividends are forfeited

▪ Death	Restricted Stock Units and accrued dividends vest pro-rata based on the period of employment

▪ Long-Term Disability
▪ Involuntary Termination upon or within two years following a Change of Control	Restricted Stock Units and accrued dividends vest in full upon termination of employment

Each Restricted Stock Unit granted is credited to an account maintained for you. You have no ownership or voting rights relative to these Restricted Stock Units. If the Company makes cash dividend payments before the Restricted Stock Units are vested, the value of the dividends will accrue in a non-interest bearing bookkeeping account. You will receive a cash payment for the accrued dividend equivalents based on vesting and payment of the Restricted Stock Units.

In the event of any inconsistency between the foregoing summary and the Terms and Conditions or the Plan, the Terms and Conditions or the Plan, as applicable will govern. Capitalized terms used but not defined in this grant letter will have the meanings set forth in the Plan or the Terms and Conditions, as applicable.

Please note that the Terms and Conditions contain restrictive covenants pertaining to confidentiality, non-competition and non-solicitation. You should read these sections carefully before deciding whether to accept the Restricted Stock Units. You have the right to consult with counsel prior to accepting the Restricted Stock Units. If you decide not to accept the Restricted Stock Units, you will not be subject to the restrictive covenants set forth in the Terms and Conditions, but you will forfeit the Restricted Stock Units. You will continue to be subject to any restrictive covenants set forth in the Plan with respect to prior equity grants and any other agreements between you and the Company. There will be no other consequences as a result of your decision not to accept the Restricted Stock Units.

Please contact Cindy Gegg (717-396-2570) if you have questions.

By my signature below as a duly authorized officer of the Company, the Company has caused this Award Agreement to be executed, effective as of the Date of Grant listed above and subject to your electronic signature indicating your acceptance.

Sincerely,

Victor D. Grizzle

Chief Executive Officer

The information contained in this letter is confidential and any discussion, distribution or use of this information is prohibited

EXHIBIT A

ARMSTRONG WORLD INDUSTRIES, INC.

EQUITY AND CASH INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1.
Grant.
(a)
Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) an award of time-based restricted stock units (the “Time-Based Units”) as specified in the Long-Term Time-Based Restricted Stock Unit Grant Letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is Grant Date. The Time-Based Units are Stock Units with respect to common stock of the Company (“Company Stock”).
(b)
The Time-Based Units shall be vested and payable in accordance with the schedule set forth below, if and to the extent the terms of the Grant Letter and these Grant Conditions are met.
(c)
These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong World Industries, Inc. Equity and Cash Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.
2.
Vesting.
(a)
Except as provided in Sections 3 and 4 below, the Time-Based Units shall vest on the following date, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively, the “Employer”) on the applicable date below:

Vesting Date	Time-Based Units Vesting
Three years from Date of Grant (the “Vesting Date”)	100.00%

3.
Termination of Employment.
(a)
Except as described below, if the Grantee ceases to be employed by the Employer for any reason prior to the Vesting Date, the unvested Time-Based Units shall be forfeited as of the termination date and shall cease to be outstanding.
(b)
Subject to Section 4 below, if, prior to the Vesting Date, the Grantee ceases to be employed by the Employer (x) on account of death or Long-Term Disability (as defined below), or (y) after ten months following the Date of Grant, on account of “55 / 5” Rule Termination (as defined below) or Involuntary Termination (as defined below) (each, a “Qualifying Termination”), the Grantee shall vest in the number of Time-Based Units that would have vested on the Vesting Date had the Grantee been employed by the Employer on the Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 36, rounded up to the nearest whole unit.
(c)
For purposes of the calculations in Section 3(b), the number of calendar months during the period from the Date of Grant through the Qualifying Termination date will be calculated as the number of calendar months in the period starting with (i) the first calendar month following the month in which the Date of Grant occurs through (ii) the calendar month in which the Qualifying Termination date occurs, with such final calendar month counting as a full month. The pro-rated Time-Based Units shall be paid within 60 days after the Grantee’s termination date, as described in Section 7. The unvested Time-Based Units, if any, shall be forfeited as of the termination date and shall cease to be outstanding.
(d)
If the Grantee ceases to be employed by the Employer on account of Cause, any unpaid Time-Based Units (vested or unvested) shall be forfeited as of the termination date and shall cease to be outstanding.
4.
Change in Control Involuntary Termination. Subject to Section 14 of the Plan, and notwithstanding Section 3 above, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control, and prior to the Vesting Date, the Grantee’s outstanding Time-Based Units shall become fully vested and shall be paid within 60 days after such Involuntary Termination, as described in Section 7.
5.
Definitions. For purposes of these Grant Conditions and the Grant Letter:
(a)
“‘55 / 5’ Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.
(b)
“Injurious Conduct” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
(c)
“Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.
(d)
“Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.
(e)
“Restricted Business” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
6.
Restrictive Covenants; Forfeiture.
(a)
As consideration for the Time-Based Units, the Grantee agrees to be bound by the restrictive covenants set forth on Attachment 1. The Grantee agrees that the grant of Performance Units under the terms and conditions set forth herein constitutes “mutually agreed upon consideration” within the meaning of the Massachusetts Noncompetition Agreement Act. The

Committee may determine that the Time-Based Units shall be forfeited or reduced if the Grantee engages in Injurious Conduct.
(b)
The Grantee has the right to consult with the Grantee’s own counsel before accepting the Time-Based Units and agreeing to be bound by the restrictive covenants.
(c)
If the Committee determines that the Grantee has engaged in Injurious Conduct, the Committee may, in its discretion, require the Grantee to return to the Company any Company Stock or cash received in settlement of Time-Based Units. If the Company Stock acquired in settlement of Time-Based Units has been disposed of by the Grantee, then the Company may require the Grantee to pay to the Company the economic value of the Company Stock as of the date of disposition.
(d)
The Committee shall exercise the right of forfeiture and recoupment provided to the Company in this Section 6 within 180 days after the Company’s discovery of the Injurious Conduct activities giving rise to the Company’s right of forfeiture or recoupment.
(e)
The Grantee may make a request to the Committee in writing for a determination regarding whether any proposed business or activity would constitute Injurious Conduct. Such request shall fully describe the proposed business or activity. The Committee shall respond to the Grantee in writing and the Committee’s determination shall be limited to the specific business or activity so described.
(f)
This Award Agreement consists of a series of separate restrictive covenants, all of which shall survive and be enforceable in law and/or equity after the Grantee’s termination of the Grantee’s employment with the Employer. The Grantee understands that in the event of a violation of any provision of this Section 6, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Award Agreement or by operation of law, without the requirement of posting bond. The remedies provided in this Section 6 shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Grantee and the Company or any of its subsidiaries or affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Section 6 and Attachment 1 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time, covering too great a geographical area, or too broad in scope, it shall be in full force and effect as to that period of time, geographical area, or scope determined to be reasonable by the court.
(g)
By accepting the Time-Based Units, the Grantee acknowledges that the Grantee has carefully read and considered the provisions of this Section 6 and Attachment 1, and agrees that the restrictions set forth herein are fair and reasonable, are supported by fair and reasonable consideration independent from the continuation of employment, and are reasonably required to protect the legitimate business interests of the Company and its subsidiaries and affiliates.
(h)
The Grantee has received at least 14 calendar days (excluding holidays, and provided that such period includes at least 10 business days) of notice of the post-termination non-competition restrictions before those restrictions are to be effective.

(i)
In the event of a breach by the Grantee of any restrictive covenant set forth on Attachment 1, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company and its subsidiaries and affiliates shall receive the benefit of the Grantee’s compliance with the terms and conditions of this Section 6.
7.
Payment. When Time-Based Units vest, shares of Company Stock equal to the number of vested Time-Based Units shall be issued to the Grantee within 60 days after the applicable vesting date, subject to applicable tax withholding and subject to any six-month delay required under section 409A of the Internal Revenue Code, if applicable, and as described in Section 20(h) of the Plan. Any fractional shares will be rounded up to the nearest whole share. Notwithstanding any provision of the Plan, the Grant Letter, or these Grant Conditions to the contrary, the Time-Based Units shall be settled in shares of Company Stock only.
8.
Dividend Equivalents. Dividend Equivalents shall accrue with respect to Time-Based Units and shall be payable subject to the same vesting terms and other conditions as the Time-Based Units to which they relate. Dividend Equivalents shall be credited on the Time-Based Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Time-Based Units. The Company will keep records of Dividend Equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Time-Based Units. If and to the extent that the underlying Time-Based Units are forfeited, all related Dividend Equivalents shall also be forfeited.
9.
Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Time-Based Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.
10.
No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Time-Based Units.
11.
No Right to Continued Employment. The grant of Time-Based Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.
12.
Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith, including, but not limited to, the forfeiture provisions set forth in Section 13 of the Plan. The decisions of the Management Development and Compensation Committee (the “Committee”) shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Time-Based Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Time-Based Units shall be final and binding on the Grantee and any other person claiming an interest in the Time-Based Units.

13.
Withholding Taxes. The Employer shall have the right to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes required by law to be withheld with respect to the Time-Based Units. The Employer will withhold shares of Company Stock payable hereunder to satisfy the tax withholding obligation on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such taxes, in accordance with procedures established by the Committee. The share withholding amount shall be determined in accordance with the procedures approved by the Committee.
14.
Company Policies. In addition to recoupment authority under Section 6 above, all amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable claw back or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time. If the Grantee is subject to the Company’s stock ownership policy, the Grantee must hold a portion of the net after-tax shares received upon payment of the Time-Based Units until the applicable stock ownership guidelines are met, in accordance with the Company’s stock ownership policy.
15.
Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Time-Based Units, except to a successor grantee in the event of the Grantee’s death.
16.
Section 409A. The Grant Letter and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan, including the six-month delay for specified employees in accordance with the requirements of section 409A of the Code, if applicable. In furtherance of the foregoing, if the Time-Based Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Time-Based Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder.
17.
Successors. The provisions of the Grant Letter and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letter and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letter and these Grant Conditions as it deems appropriate to reflect the corporate event.
18.
Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle. Notwithstanding the foregoing, if the Grantee is employed in the: (a) State of California, the validity, construction, interpretation and effect of Section 5 (Restrictive Covenants; Forfeiture) and Attachment 1 of these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the State of California, and adjudicated in the State of California; (b) State of Colorado, the validity, construction, interpretation and effect of Section 5 (Restrictive Covenants; Forfeiture) and Attachment 1 of these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the State of Colorado, and adjudicated in the State of Colorado; (c) Commonwealth of Massachusetts, the validity, construction, interpretation and effect of the non-competition provisions in Attachment 1 of these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Massachusetts, and adjudicated in the state and federal courts of Suffolk County, Massachusetts; and (d) State of Washington, the validity, construction, interpretation and effect of Section 5 (Restrictive Covenants; Forfeiture) and Attachment 1 of these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the State of Washington, and adjudicated in the State of Washington.

* * *

Attachment 1

Definitions

For purposes of the Grant Letter and Grant Conditions, the following terms have the meanings ascribed to them on this Attachment 1:

a)
“Injurious Conduct” shall mean the activities described in subsections (i) through (v) below (including any modifications of subsections (iii) and (iv) for residents of California, Colorado and other applicable jurisdictions as set forth below):

i.
The Committee determines that forfeiture or reduction is appropriate on account of an accounting restatement of the Company’s financial statements that is required as a result of material non-compliance with financial reporting requirement under U.S. securities laws and generally accepted accounting principles;
ii.
The Grantee commits any of the following, as determined by the Committee, in its sole discretion: (A) felony or a crime involving moral turpitude; (B) fraud, dishonesty, misrepresentation, theft, or misappropriation of funds with respect to the Employer; (C) violation of the Code of Conduct or employment policies of the Employer, as in effect from time to time; (D) breach of any written noncompetition, confidentiality or non-solicitation covenant of the Grantee with respect to the Employer; or (E) gross negligence or willful, deliberate or gross misconduct in the performance of the Grantee’s duties with the Employer, in each case above in this Section (a)(ii), that results in significant financial or reputational harm to the Company;
iii.
During the Grantee’s employment or service with the Employer and for a period of one (1) year thereafter, the Grantee engages in any Restricted Business or enters into any employment relationship with a Restricted Business;
iv.
During the Grantee’s employment or service with the Employer, and for a period of two (2) years thereafter:
A.
The Grantee solicits any person who was a customer of the Employer with respect to any Restricted Business, or solicits potential customers of the Employer who are or were identified through leads developed during the course of the Grantee’s employment or service with the Employer with respect to any Restricted Business, or otherwise divert or attempt to divert any existing business of the Employer; or
B.
The Grantee, directly for the Grantee or for any third party, solicits, induces, recruits or causes another person in the employment of the Employer to terminate such employee’s employment with the Employer; or

v.
During the Grantee’s employment or service with the Employer or thereafter, the Grantee breaches any written confidentiality, non-solicitation or non-competition covenant with the Employer.

Notwithstanding the foregoing, if the Grantee is employed or provides services in Colorado, subsections (iii) and (iv)(A) above shall be limited to actions taken by the Grantee through the use of Company trade secrets and/or confidential information.

Notwithstanding the foregoing, if the Grantee is employed or provides services in California, or in another jurisdiction where the provisions of subsections (iii) and (iv)(A) above are otherwise prohibited by law, the following provisions shall apply instead of subsections (iii) and (iv)(A) above:

iii. During the Grantee’s employment or service with the Employer, the Grantee engages in any Restricted Business or enters into any employment relationship with a Restricted Business; or

iv. During the Grantee’s employment or service with the Employer, and for a period of two (2) years thereafter:

A. The Grantee, directly or indirectly, solicits or attempts to solicit any business from any of customers of the Employer for the purposes of providing products or services that are competitive with those provided by the Employer where such solicitation and/or attempt at solicitation is done by the Grantee through the use of Company trade secrets and/or confidential information.

Notwithstanding the foregoing, if the Grantee is employed in the State of Washington, the confidentiality covenant in subsection (v) above is not intended to nor shall be interpreted to restrict or otherwise interfere with the Grantee’s right to discuss or report illegal acts of discrimination, harassment, retaliation, wage and hour violations, sexual assault, or other conduct recognized as being against public policy under RCW 49.44.211.

b)
“Restricted Business” shall mean any business or employment relationship which the Committee in its sole discretion determines to be either directly or indirectly (A) competitive with any aspect of the business of the Employer with respect to which the Grantee had responsibility for, or access to, confidential information within 12 months before the Grantee’s termination of employment or service with the Employer or (B) substantially injurious to the Employer’s business interests, in each case in any geographic area in which the Employer conducts business with respect to which the Grantee had responsibility for, or access to, confidential information within 12 months before the Grantee’s termination of employment or service with the Employer.